Exhibit 23.1

Date: March 21, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Zev Ventures, Inc

We hereby consent to the inclusion in this amendment to the Registration Statement (the “Registration Statement”) on Form S-1 of Zev Ventures, Inc (the “Company”) of our report, dated February 15, 2016, with respect to our audit of the financial statements of the Company as of December 31, 2015 and the results of its operations and cash flows for the year ended then, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,